Exhibit 23.2

KPMG LLP

Mission Towers I

Suite 600

3975 Freedom Circle

Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2022, with respect to the consolidated financial statements of Veeco Instruments, Inc. and the effectiveness of internal control over financial reporting incorporated herein by reference.

Santa Clara, California

May 20, 2022

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.